Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on February 7, 2014, to be effective as of March 1, 2014 (the “Effective Date”), between PMFG, INC. and its wholly-owned subsidiary, PEERLESS MFG. CO. (collectively, the “Employer”), and PETER J. BURLAGE (“Employee”). This Agreement amends and restates that certain Amended and Restated Employment Agreement by and between the Employer and the Employee dated March 1, 2010.

Section 1. Employment.

1.1 Employment and Term. Subject to the terms and conditions of this Agreement, Employer agrees to employ Employee as the Chief Executive Officer of the Employer pursuant to this Agreement for a term beginning on the Effective Date and ending on February 28, 2017, (the “Initial Term”) unless Employee’s employment is terminated earlier as provided in Section 4 or Section 5 below. The Initial Term will be automatically extended for additional one year periods (the Initial Term with any such extension shall be referred to as the “Term”) unless either Party gives notice to the other of its decision not to extend no later than ninety (90) days prior to March 1, 2017 and on each one year anniversary date thereafter. If Employer provides notice to Employee in accordance with this Section 1.1 that Employer will not extend the Initial Term or Term, as applicable, and/or enter into a new employment agreement with Employee Employer agrees that Employee will be entitled to receive, upon termination of employment, the same payments and benefits as described in Section 4.1(a) paid at such time as described in Section 4.1(a). Sections 2, 3, and 6 of this Agreement shall survive any termination of Employee’s employment with Employer.

1.2 Duties. At all times during the course of Employee’s employment with Employer, Employee agrees to perform the duties associated with his position diligently and to devote all of his business time, attention and efforts to the business of Employer. Employee agrees to comply with the policies, procedures and guidelines established by Employer from time to time. Employee agrees to perform his duties faithfully and loyally and to the best of his abilities, and shall use his best efforts to promote the business of Employer. Employee understands and agrees that both the business and personal standards and ethics of Employer’s employees must at all times be above reproach. Employee agrees to act at all times so as to reflect this high standard. Employee further agrees to abide by all rules, policies, or procedures established by Employer from time to time. Employee may serve on the board of directors of non-profit or charitable organizations without the prior approval of the Board of Directors so long as Employee continues to meet his obligations to Employer as set forth in this Agreement. Subject to the prior approval of the Board of Directors, which shall not be unreasonably withheld, Employee may serve on boards of directors or similar management bodies of other businesses or entities provided that such service does not violate the provisions of Sections 3 and 4 below and does not materially affect Employee’s time and attention to his duties under this Agreement.

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1.3 Compensation. During Employee’s employment, Employer will pay Employee a base annualized salary of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) (“Base Salary”), less all applicable withholding as required by law and/or voluntarily elected by Employee, to be paid in installments in accordance with Employer’s standard payroll practice and schedule. The Board of Directors may adjust the Employee’s annualized salary from time to time at its sole discretion, but Employee’s annualized salary shall not be reduced below $425,000.00 without his consent. Employer will provide Employee with employee benefits generally made available by Employer to other similarly situated employees, as per Employer policy. During Employee’s employment, Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in furtherance in Employer’s business interests upon appropriate documentation of such expenditures in accordance with Employer’s general policy.

Section 2. Non-Competition.

2.1 Non Competition.

(a) In consideration of his employment under this Agreement and Employer’s agreement to provide Employee with Confidential Information under Section 3 below, Employee agrees that during the term of his employment and for a period of two (2) years following termination of his employment (regardless of whether Employee is terminated without Cause (as defined in Section 4.1(c) below), for Cause, voluntarily resigns or otherwise, neither Employee nor any person or entity directly or indirectly controlling, controlled by or under common control with Employee, shall directly or indirectly, on his own behalf or as an employee or other agent of or an investor in another person:

(i) engage in any business conducted by Employer as of the Effective Date or during the Term (collectively, the “Business”);

(ii) use or disclose any Confidential Information of Employer (as defined in Section 3.1), including but not limited to, salary and bonus information and data, customer contracts and customer lists;

(iii) influence or attempt to influence any customer or supplier of Employer or any affiliate of Employer to purchase goods or services related to the Business from any person other than Employer or such affiliate; or

(iv) employ or attempt to employ any individuals who are then or have been employees of Employer or any affiliate of Employer during the preceding 12 months, or influence or seek to influence any such employees to leave Employer’s or such affiliate’s employment.

(b) Employee specifically acknowledges that Employer’s products are sold in a world market and that Employee has been engaged with regard to Employer’s products and Employer’s customers throughout the world without geographic limitation, and accordingly that the restrictive covenant regarding competition contained in this Section 2.1 shall apply without geographic limitation.

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(c) Employee acknowledges that his obligations under this Section 2.1 are a material inducement and condition to Employer’s entering into this Agreement and a material inducement and condition to Employee receiving or having access to Confidential Information (as defined in Section 3.1). Employee acknowledges and agrees that the terms and provisions of this Agreement (including the severance provisions of Section 4.1) and Employee’s receipt and access to Confidential Information are sufficient consideration for the restrictions set forth in this Section 2.1. Employee acknowledges and agrees further that such restrictions are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other business interests of Employer, and Employee agrees that Employer is justified in believing the foregoing.

(d) If any provision of this Section 2.1 should be found by any court of competent jurisdiction to be unenforceable by reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, and/or scope set forth shall be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found enforceable by such court.

(e) Employee acknowledges that Employee’s violation or attempted violation of this Section 2.1 will cause irreparable damage to Employer or its affiliates, and Employee therefore agrees that Employer shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or others acting on his behalf. Employer’s right to injunctive relief will be cumulative and in addition to any other remedies provided by law or equity.

(f) Employee shall not be subject to the provisions of this Section 2 if Employer fails to pay any uncontested amounts due to Employee under Section 4 and such failure is not cured within thirty (30) days after written notice to Employer.

Section 3. Confidentiality; Non-Disparagement; Conflict of Interest.

3.1 Confidentiality.

(a) In the course of his employment with Employer, Employer shall provide Employee with access to commercially valuable, confidential or proprietary information of the Employer (“Confidential Information”). Confidential Information means all information, whether oral or written, previously or hereafter developed, acquired or used by Employer and relating to the business of Employer that is not generally known to the public or others in Employer’s area of business, including without limitation (i) any trade secrets, work product, processes, analyses or know-how of Employer; (ii) Employer’s advertising, product development, strategic and business plans and information, including customer and prospect lists; (iii) the prices at which Employer has sold or offered to sell its products or services; and (iv) Employer’s internal financial statements, budgets, cost information, pricing information and other financial information.

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(b) Employee acknowledges and agrees that the Confidential Information is and shall be the sole and exclusive property of Employer. Employee shall not use any Confidential Information for his own benefit or disclose any Confidential Information to any third party (except in the course of performing his authorized duties for Employer under this Agreement), either during or subsequent to his employment with Employer.

(c) Specifically, Employee agrees that, except as expressly authorized in writing by Employer, or as may be required by law or court order, Employee shall (i) not disclose Confidential Information to any third party, (ii) not copy Confidential Information for any reason, and (iii) not remove Confidential Information from Employer’s premises. Upon termination of his employment with Employer, Employee shall promptly deliver to the Employer all Confidential Information, including documents, computer disks and other computer storage devices and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information or otherwise relating in any way to the Employer’s business that are in his possession or under his control.

(d) Employee acknowledges that Employee’s violation or attempted violation of this Section 3.1 will cause irreparable damage to Employer or its affiliates, and Employee therefore agrees that Employer shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or others acting on his behalf. Employer’s right to injunctive relief will be cumulative and in addition to any other remedies provided by law or equity.

3.2 Mutual Covenant of Nondisparagement. In consideration of this Agreement, each of Employee and Employer agree and promise that, during the term of and at all times after the termination of this Agreement (regardless of whether Employee is terminated without Cause, for Cause, voluntarily resigns or otherwise), not to make any libelous, disparaging or otherwise injurious statements about or concerning the other or any of their respective affiliates, officers, employees or representatives. Such prohibited statements include any statement that is injurious to the business or business reputation of any of Employee or Employer, as applicable, or their respective affiliates, employees or representatives, but does not include reasonable statements of disagreement that either Employer or Employee makes for the purpose of protecting or enforcing any of its or his rights or interests hereunder or defending against any claim or claims of the other, so long as such statements are not slanderous or libelous and are delivered in terms as would ordinarily be considered customary and appropriate.

3.3 Conflict of Interest. Employee agrees that during the term of this Agreement without the prior approval of the Board of Directors of Employer, Employee shall not engage, either directly or indirectly, in any activity which may involve a conflict of interest with Employer or its affiliates (a “Conflict of Interest”), including ownership in any supplier, contractor, subcontractor, customer or other entity with which Employer does business (other than as a shareholder of less than one percent of a publicly traded class of securities) or accept any material payment, service, loan, gift, trip, entertainment or other favor from a supplier, contractor, subcontractor, customer or other entity with which Employer does business and that Employee shall promptly inform the Board of Directors of Employer as to each offer received by Employee to engage in any such activity. Employee further agrees to disclose to Employer any other facts of which Employee becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

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Section 4. Termination.

4.1 Termination by Employer.

(a) Employer may terminate Employee’s employment without Cause upon no less than thirty (30) days prior notice of termination to Employee. In the event of any such termination without Cause, on the effective date of such termination Employer shall pay Employee as severance compensation, (i) a lump sum payment in an amount equal to 150% of Employee’s then current base salary in effect immediately prior to the termination without Cause to be paid within thirty (30) business days of the date of termination (provided that the payment will be made in the second taxable year if the thirty (30) day period begins in one taxable year and ended in a subsequent taxable year) and (ii) Employee’s earned incentive bonus for the fiscal year in which Employee was terminated, which will be prorated in accordance with Employee’s date of the termination and will be calculated and paid to Employee following the end of the fiscal year when such incentive bonuses are paid in the Employer’s ordinary course, but no later than sixty (60) days after the end of such fiscal year. Employer further agrees that (a) any and all granted stock options, restricted stock or similar stock incentive instruments previously granted to Employee that are not yet vested as of the date of the termination without Cause and which either (i) would have vested based only on Employee’s continuous employment with Employer or (ii) would have vested, as determined in the reasonable discretion of Employer, if this performance period had ended as of the date of termination (based on actual performance through the date of termination and assuming continuous employment through the last day of the performance period) will be deemed fully vested within ten (10) days of such termination (any other stock options, restricted stock or similar stock incentive instruments shall be forfeited as of the date of the termination), and (b) for period of 18 months, it will provide Employee with benefits substantially similar to those which Employee was entitled to receive immediately prior to the date of termination under all of the Employer’s “employee welfare benefit plans” within the meaning of Section 3(1) of The Employee Retirement Income Security Act of 1974, as amended. In the event of any such termination without Cause, except as aforesaid, Employer shall have no other obligations to pay any base salary, incentive compensation or bonus or provide for any benefits to Employee after the effective date of such termination.

(b) Employer may discharge Employee for Cause at any time without prior notice. In the event of any such termination for Cause, Employer’s obligations to pay any base salary, incentive compensation or bonus or provide for any benefits to Employee shall terminate immediately upon the effective date of such termination.

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(c) As used herein, “Cause” shall mean any of the following:

(i) the conviction of Employee by a court of competent jurisdiction of any felony or crime involving moral turpitude;

(ii) the commission by Employee of an act of fraud or other act reflecting unfavorably upon the public image of Employer as reasonably determined by Employer’s Board of Directors;

(iii) the failure by Employee to substantially perform his duties hereunder to the satisfaction of the Board of Directors causing material harm to Employer or its business, which the Employee fails to cure to the satisfaction of the Board of Directors within thirty (30) days after receiving written notice thereof;

(iv) the wrongdoing by Employee resulting in causing material harm to Employer or its business, as reasonably determined by Employer’s Board of Directors;

(v) the failure by Employee to follow a lawful directive of the Board of Directors of Employer not inconsistent with the provisions of this Agreement which the Employee continues to fail to materially perform within thirty (30) days after receiving written notice from Employer’s Board of Directors; or

(vi) violation of any policies or procedures of Employer, including without limitation, any material human relations policy or the violation of Sections 2 or 3 of this Agreement causing material harm to Employer or its business.

4.2 Termination by Employee Without Good Reason. Employee may resign from his employment with the Company hereunder (whether for voluntary retirement or for any reason, other than Good Reason as defined in Section 4.3) upon no less than thirty (30) days prior notice of resignation to Employer, unless such prior notice is otherwise waived by Employer in its absolute and sole discretion. The effective date of Employee’s resignation shall be as stated in Employee’s notice of resignation or at the sole option of Employer, such earlier date as determined by Employer in its sole discretion. If Employee voluntarily resigns from his employment with Employer during the term hereof (whether for voluntary retirement or for any reason, other than Good Reason as defined in Section 4.3), Employer’s obligations to pay any base salary, incentive compensation or bonus or provide for any benefits shall terminate immediately upon the effective date of such resignation. Upon retirement, Employee shall be entitled to all benefits (if any) provided by Employer in the ordinary course to other employee officers of Employer at comparable retirement age.

4.3 Termination by Employee for Good Reason. Employee may resign from his employment with the Company hereunder for “Good Reason” (as defined in this section). If Employee resigns for Good Reason, then Employee shall be entitled upon termination of employment to the same payments and benefits as described in Section 4.1(a) as if Employee was terminated by Employer without Cause. Employee may resign for Good Reason only upon either the

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occurrence of a material adverse change in the nature and scope of the duties of Employee immediately prior to such change or a reduction in base salary below $425,000; provided, however, Employee is not entitled to assert that Good Reason has occurred unless Employee gives the Board of Directors of Employer written notice of the event or events that are the basis of such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Board of Directors to address the event or events, and a period of not less than forty-five (45) days after to cure the alleged condition, and Employee terminates employment within thirty (30) days after a failure to cure.

4.4 Termination on Death of Employee. This Agreement shall terminate automatically upon the death of Employee and all rights of Employee, his heirs, executors and administrators to salary, bonus, incentive compensation or benefits shall terminate immediately, except as otherwise provided in Employer’s benefit plans in effect at such time.

4.5 Termination by Disability. Employer may terminate Employee’s employment hereunder upon Employee becoming Disabled (as defined below). Upon such termination, Employer shall pay Employee an amount equal to his then current monthly base salary for a period of six (6) months, which payment amounts will be reduced by any disability payments Employee receives during such period from the disability insurance provided through Employer, if any. Employee shall be entitled to all other disability benefits then in effect (if any) provided by Employer to all other executive officers of Employer. In the event of termination due to Employee being Disabled, except as aforesaid, Employer shall have no other obligation to pay any base salary, incentive compensation or bonus or provide for any benefits to Employee after the effective date of termination. For purposes of this Agreement, “Disabled” means any mental or physical impairment lasting (or that will last) more than 180 consecutive or non-consecutive calendar days that prevents Employee from performing the essential functions of his position with or without reasonable accommodation as determined by a competent physician chosen by Employer and consented to by Employee or his legal representatives, which consent will not be unreasonably withheld or delayed. Employee agrees to submit to appropriate medical examinations and authorize his physicians to release medical information necessary to determine whether Employee is Disabled for purposes of this Agreement.

Section 5. Termination Following a Change in Control.

5.1 Definitions. For Purposes of this Section 5, the following definitions apply.

(a) Acquiring Person. An “Acquiring Person” shall mean any person that, together with all Affiliates and Associates of such person, is or becomes the beneficial owner of 50.1% or more of the outstanding Common Stock of Employer. The term “Acquiring Person” shall not include the Employer, any subsidiary of the Employer, any parent or holding company of Employer, whether now existing or newly created as approved by the majority of the Continuing Directors, any employee benefit plan of the Employer (or trust with respect thereto) or subsidiary of the Employer, or any person holding Common Stock of the Employer for or pursuant to the terms of any such plan.

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(b) Affiliate and Associate. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in effect on the date of this Agreement.

(c) Cause. For “Cause” shall have the meaning set forth in Section 4.1(c) above.

(d) Change in Control. A “Change in Control” of the Employer shall have occurred if at any time during the term of this Agreement any of the following events shall occur:

(i) The Employer is merged, consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 50.1% of the combined voting power to elect Directors of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is available to be received by all stockholders on a pro rata basis and is actually received in respect of or exchange for voting securities of the Employer pursuant to such transaction;

(ii) The Employer sells or transfers all or substantially all of its assets to any other corporation or other legal person not controlled by or under common control with the Employer;

(iii) Any person or group (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which when added to any securities already owned by such person would represent in the aggregate 50.1% or more of the then outstanding securities of the Employer which are entitled to vote to elect Directors; provided that any person or group that is entitled to and does report such beneficial ownership on Schedule 13G will not be deemed to beneficially own more than 50.1% of the securities of Employer and such beneficial ownership will not be deemed a Change in Control of the Company; or

(iv) If at any time, the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof;

provided, however, a Change in Control of the Employer shall not be deemed to have occurred as the result of any transaction having one or more of the foregoing effects if such transaction is both (1) proposed by and (2) includes a significant equity participation of, executive officers of the Employer as constituted immediately prior to the occurrence of such transaction or any Employer employee stock ownership plan or pension plan.

(e) Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.

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(f) Continuing Director. A “Continuing Director” shall mean a Director of the Employer who (i) is not an Acquiring Person, an Affiliate or Associate, a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (ii) was either a member of the Board of Directors of the Employer on the date of this Agreement or subsequently became a Director of the Employer and whose initial election or initial nomination for election by the Employer’s stockholders was approved by a majority of the Continuing Directors then on the Board of Directors of the Employer.

(g) Disabled. “Disabled” shall have the meaning defined in Section 4.5 above.

(h) Severance Compensation. The “Severance Compensation” shall be:

(i) A lump sum amount equal to 200% of an amount calculated by adding the Employee’s then current annualized salary, plus any earned incentive bonus paid in the fiscal year preceding the Termination Date.

(ii) For a period of 18 months, provide Employee with benefits substantially similar to those which Employee was entitled to receive immediately prior to the date of termination under all of the Employer’s “employee welfare benefit plans” within the meaning of Section 3(1) of The Employee Retirement Income Security Act of 1974, as amended.

(iii) Employer agrees that any and all granted stock options, restricted stock or similar stock incentive instruments previously granted to Employee that are not yet vested as of the Termination Date (whether vesting is based on time of service, performance and/or other events) will be accelerated to the maximum extent possible and will be deemed fully vested within 10 days of the Termination Date; and

(i) Termination Date. The “Termination Date” shall be the effective date upon which Employee or the Employer terminates the employment of Employee with the Employer, as set forth in Section 5.2, within one year following a Change in Control.

5.2 Rights of Employee Upon Change in Control and Subsequent Termination.

(a) The Employer shall provide Employee, within thirty (30) business days following the Termination Date (provided that the payment will be made in the second taxable year if the thirty (30) day period begins in one taxable year and ended in a subsequent taxable year), Severance Compensation, but without affecting the rights of Employee or the Employer at law or in equity, if, within one year following the occurrence of a Change in Control, any of the following two events shall occur:

(i) the Employer terminates Employee’s employment during the Employment Term except for any of the following reasons:

(1) Employee dies;

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(2) Employee becomes Disabled; or

(3) The Employer terminates the Employee for Cause; or

(ii) Employee terminates his employment after such Change in Control and the occurrence of at least one of the following events (“Change of Control Good Reason”):

(1) a material adverse change in the positions held by Employee or a material adverse change in the nature or scope of the authorities, functions or duties attached to the positions with the Employer that Employee had immediately prior to the Change in Control, a material reduction in Employee’s base salary (excluding bonus and incentive compensation) during the Employment Term or any material adverse change in the calculation of the annual bonus or incentive compensation or a significant reduction in scope or value of the aggregate other monetary or nonmonetary benefits to which Employee was entitled from the Employer immediately prior to the Change in Control;

(2) a determination by Employee made in good faith after consultation with the Board of Directors that as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, changes in the composition or policies of the Board, or of other events of material effect, he has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, the authorities, functions or duties attached to his position immediately prior to the Change in Control;

(3) the relocation of the Employer’s principal executive offices, or the requirement by the Employer that Employee have as his principal location of work any location not within the greater Dallas, Texas metropolitan area or that he travel away from his office in the course of discharging his duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than required of him prior to the Change in Control; or

(4) the Employer commits any material breach of this Agreement;

provided, however, Employee is not entitled to assert that Change of Control Good Reason has occurred unless Employee gives the Board of Directors of Employer written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Board of Directors to address the event or events and a period of not less than forty-five (45) days after to cure the alleged condition.

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(b) The payment of Severance Compensation by Employer to Employee shall not affect any rights and benefits which Employee may have pursuant to any other agreement, policy, plan, program or arrangement with Employer prior to the Termination Date, which rights shall be governed by the terms thereof, except that payments hereunder after termination under this Section 5 shall reduce by an equal amount any sums payable after termination of employment under Section 4.1(a) above, as may be amended, restated or modified.

(c) If any of the events set forth in Section 5.2(a)(1) or 5.2(a)(2) occurs not more than 180 days prior to a Change in Control but following the commencement of any discussion authorized by the Board with a third person that ultimately results in a Change in Control involving that person or a different third party, such event shall be deemed to be a termination or removal of Employee after a Change in Control for purposes of this Agreement and shall entitle Employee to all benefits under this Agreement.

5.3 No Mitigation Required. In the event that this Agreement or the employment of Employee hereunder is terminated, Employee shall not be obligated to mitigate his damages nor the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the acceptance of employment elsewhere after termination shall in no way reduce the amount of Severance Compensation payable under this Section 5.

Section 6. Miscellaneous.

6.1 Section 409A of the Code.

(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A of the Code. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits.

(b) To the extent that the Company determines that any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company without violating the provisions of Section 409A of the Code.

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(c) Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on his Termination Date the Employee is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of the Employee’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. §1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. §1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to the Employee in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (i) the date which is six (6) months and one (1) day after the Employee’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of the Employee’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(d) For purposes of the application of Treas. Reg. §1.409A-1(b)(4) (or any successor provision), each payment under this Agreement to the Employee (including any installment payments) shall be deemed a separate payment.

(e) With respect to any expense reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the expenses eligible for reimbursement or in-kind benefits provided to Employee must be incurred during the Term (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (iii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

6.2 Potential Payment Reduction.

(a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Employee (including, without limitation, any payment or benefit received in connection with a Change of Control or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or in part) to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise

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Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, agreement, arrangement or program, the Total Payments shall be reduced (but in no event to less than zero) in the following order to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, (ii) acceleration of vesting of equity and equity-based awards and non-cash benefits that do not constitute deferred compensation within the meaning of Section 409A of the Code and (iii) all other cash payments, acceleration of vesting of equity and equity-based awards and non-cash benefits that do constitute deferred compensation within the meaning of Section 409A of the Code (the payments and benefits in clauses (i), (ii) and (iii), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (a) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of the Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) All determination under this Section 6.2 shall be made by a nationally recognized accounting firm or law firm selected by the Company (the “Tax Advisor”). Employer and Employee will each provide the Tax Advisor access to and copies of any books, records and documents in the possession of Employer or Employee, as the case may be, reasonably requested by the Tax Advisor, and otherwise cooperate with the Tax Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 6.2.

6.3 Release. In consideration for the protection and benefits provided for under this Agreement, no later than thirty (30) days after the date of termination, (a) Employee hereby agrees to execute a general release of all claims against Employer or any of its affiliates, directors, officers, employees, agents and benefit plans, substantially in the form as attached hereto as Exhibit A (other than claims under this Agreement and any rights to indemnification and advancement of expenses under applicable law, Employer’s certificate of incorporation or bylaws, or under any agreement with Employee, (b) Employee’s general release shall have been irrevocable, and (c) Employee must execute a notice acknowledging the restrictive covenant in Section 2. Notwithstanding anything in this Agreement to the contrary, Employee shall not be entitled to any payments or benefits under Sections 1.1, 4.1(a) or 5.2(a) unless and until the conditions specified in the preceding sentence have each been satisfied, and Employee has resigned from any and all offices of Employer, from his employment with Employer, and from any other position, office or directorship of any other entity for which Employee was serving at the request of Employer.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT	Page 13 of 16

6.4 Notice. Except as set forth below in this Section 6.4, any notice under this Agreement must be in writing and shall be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

If to Employer:

PMFG, Inc.

Peerless Mfg. Co.

14651 N. Dallas Parkway, Suite 500

Dallas, Texas 75229

Attn: Chairman of the Compensation Committee of the Board of Directors

If to Employee:

Peter J. Burlage

[REDACTED]

With a copy to:

James T. Drakeley, Esq.

Hiersche, Hayward, Drakeley & Urbach, P.C.

15303 Dallas Parkway, Suite 700

Addison, Texas 75001

Notwithstanding the foregoing, the party receiving notice may waive any provisions of this Section 6.4 in its sole and absolute discretion.

6.5 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. Except as otherwise provided herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Employer shall require any successor, and any corporation or other person which is in control of such successor, to all or substantially all of the business and/or assets of Employer (by purchase, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement by Employer. As used in this Agreement, “Employer” shall mean Employer as herein before defined and any successor to its business and/or all or part of its assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 6.5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.6 Headings. The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT	Page 14 of 16

6.7 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

6.8 Amendment and Waiver. The provisions of this Agreement may be amended or waived only by written agreement of Employer and Employee, and no course of conduct, failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.9 Severability. Any provision or portion of a provision of this Agreement that is held to be invalid or unenforceable will be severable, and this Agreement will be construed and enforced as if such provision, or portion thereof, did not comprise a part hereof, and the remaining provisions or portions of provisions will remain in full force and effect. In lieu of each invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

6.11 Expenses. Employer will reimburse Employee for reasonable legal fees and expenses incurred by Employee in the preparation of and negotiation of this Agreement, subject to review and approval by the Chair of the Employer’s Compensation Committee.

6.12 Indemnification. Employee shall be subject to, and entitled to the benefit of, the indemnification provisions contained in the Employer’s Articles of Incorporation and Bylaws, as amended, to the same extent and degree as other similarly situated officers and/or directors of Employer.

6.13 Disputes. The parties to this Agreement agree that in the event there is a dispute or controversy between them that cannot be settled through direct discussions, it is in the best interests of all for such dispute or controversy to be resolved in the shortest time and with the lowest cost of resolution as practicable. Consequently, any such dispute, controversy or claim between the parties to this Agreement will not be litigated, but instead will be resolved by arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration will be before one neutral arbitrator and will proceed under the Expedited Procedures of said Rules. The arbitration will be held in Dallas, Texas, or such other place as may be selected by mutual agreement. The arbitrator will have the discretion to order a prehearing exchange of information by the parties, and to set limits for both the scope and time period of such exchange. All issues regarding exchange requests will be decided by the arbitrator. Neither party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder, unless required to do so by court or regulatory order, without the prior written consent of both parties. Administrative fees and expenses of the arbitration itself will be borne by the parties equally unless otherwise required by law, a court of competent jurisdiction

AMENDED AND RESTATED EMPLOYMENT AGREEMENT	Page 15 of 16

or the Rules; provided, that, in no event will Employee be required to pay in excess of $1,000 of such fees and expenses. The arbitrator will also be authorized to award to the prevailing party all or that fraction of its reasonable costs and fees as is deemed equitable. Costs of a party’s representation by counsel or preparation costs for hearing are not considered administrative fees and expenses for purposes hereof. This provision will not apply to any claim for injunctive relief sought by the Employer or any of its affiliates under Section 2 or 3 of this Agreement.

6.14 Entire Agreement. This Agreement embodies the complete agreement between Employer and Employee regarding the subject matter hereof and supersedes all prior agreements or understandings, whether oral, written or otherwise, between the parties hereto that may have related in any way to the subject matter hereof.

EMPLOYER:

PMFG, INC.
PEERLESS MFG. CO.

By:	/s/ Robert McCashin
Robert McCashin,
Director

EMPLOYEE:

/s/ Peter J. Burlage
Peter J. Burlage

AMENDED AND RESTATED EMPLOYMENT AGREEMENT	Page 16 of 16

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Agreement”) is entered into on this         day of             , 20    , by and between NAME (“Executive”) and PMFG, Inc. and its wholly-owned subsidiary, Peerless Mfg. Co. (collectively, “the Employer”).

WHEREAS, the parties entered into an Amended and Restated Employment Agreement entered into on February 7, 2014 to be effective as of March 1, 2014 (the “Employment Agreement”);

WHEREAS, the parties agree that Executive’s employment with Employer will end on                      (“Termination Date”);

WHEREAS, the parties agree and wish to ensure that they have amicably resolved and settled all possible differences, claims, or matters pertaining to, arising from, or associated with Executive’s employment with Employer and termination of employment with Employer;

NOW, THEREFORE, in order to provide for an orderly separation from Employer and to fully and finally settle all differences and/or claims between Employer and the Executive, and in consideration of the mutual promises contained in this Agreement, Executive and Employer agree as follows:

1. Payment. Following Employer’s receipt of a fully executed copy of this Agreement, and provided that the Executive does not revoke as permitted in Paragraph 4 below, Employer agrees to pay Executive the amounts described in [either Section 4.1(a) or 5.2(a)] of the Employment Agreement less applicable federal, state, or local withholding taxes and any other deductions Employer is required to make by law. Executive agrees and acknowledges that Executive has no claim to any items of compensation or benefits not specifically described in this Paragraph 1. Executive also agrees and acknowledges that the compensation described in this Paragraph 1 is not otherwise owed to Executive absent Executive’s execution of this Agreement.

2. Resignation. Executive agrees that, upon the Termination Date, Executive resigns from any and all offices of Employer, from his employment with Employer, and from any other position or directorship of any other entity for which Executive was serving at the request of Employer. Executive agrees to reasonably cooperate with Employer to execute the appropriate paperwork to effectuate such resignations as well as any additional resignations that Employer may determine to be required.

3. Release. Executive, for himself, his agents, heirs, administrators, executors, assignors, assigns and anyone acting or claiming to act on Executive’s or their joint or several behalf, does hereby irrevocably and unconditionally release and forever discharge Employer, together with its parents, subsidiaries, affiliates, partners, joint ventures, predecessor and successor corporations and business entities, past present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, representatives, attorneys, and employee benefit plans (and the trustees or other individuals affiliated with such plans) past, present, and future (collectively the “Released Parties”) of and from any and all claims, complaints, demands, costs, expenses, grievances, obligations, liabilities, actions and causes of action of whatever kind and character in law or in equity, whether known or unknown, to the date upon which Executive executes this Agreement, including (but not limited to) any claims under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Age Discrimination in Employment Act (as more fully explained in Paragraph 4 below), the Americans with Disabilities Act, the Americans with Disabilities Amendments Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, the Texas Labor Code, and any other applicable federal, state, or local constitutional, statutory, or common law claims, now or hereafter recognized, including but not limited to, any claims based upon implied or express contract, wages or benefits owed, covenants of fair dealing and good faith, option grants, wrongful discharge, negligence, assault, battery, intentional infliction of emotional distress, retaliation, or defamation. It is the express intent of the Executive to enter into this full and final settlement and compromise of any and all claims against Employer or any of the Released Parties whatsoever to the date upon which Executive executes this Agreement. Executive represents that no legal actions, arbitration demands, grievances, charges, or claims of any type with any local, state, or federal agency, arbitration forum, or state or federal court against any of the Released Parties are currently pending (excluding any actions that Executive is prohibited from disclosing due to a court order). The parties acknowledge and agree that this Agreement does not prevent the Executive from enforcing non-forfeitable rights to Executive’s accrued benefits, if any, under any applicable employee benefit plans.

Executive understands that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity. Executive expressly accepts and assumes the risk of such unknown or underestimated losses or claims and agrees that the benefits to be provided pursuant to this Agreement fully compensate Executive for such risks.

4. Release of Age Discrimination in Employment Claims.

(a) The release set forth in Paragraph 3 includes a release of any claims Executive may have under the Age Discrimination in Employment Act (“ADEA”) against Employer and any of the Released Parties that may have existed on or prior to the date upon which Executive executes this Agreement.

(b) The ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits, and benefit plans.

(c) Employer encourages Executive to consult with an attorney prior to executing this Agreement.

(d) Executive wishes to waive any and all claims under the ADEA that Executive may have against Employer and the Released Parties as of the date upon which Executive executes this Agreement, and hereby waives such claims.

(e) Any claims under the ADEA that may arise after the date this Agreement is executed by Executive are not waived.

(f) Executive is receiving consideration for Executive’s waiver of any and all claims under the ADEA in addition to anything of value to which she is already entitled, as required by 29 U.S.C. § 626(f)(1)(D).

(g) Employer provided Executive, at Executive’s option, twenty-one (21) days from the date this Agreement was first presented to Executive for Executive to consider this Agreement.

(h) Executive has seven (7) days following the date upon which Executive executes this Agreement within which to revoke the release contained in this Paragraph 4 (the “Revocation Period”) by providing a written notice of his revocation of the release and waiver contained in this Paragraph 4 by sending a letter to                      via [facsimile/email]. The release of claims under the ADEA contained in this Paragraph 4 does not become effective or enforceable until the Revocation Period has expired.

5. Exceptions to Release. Excluded from this Agreement are (i) any rights to indemnification and advancement of expense under applicable law, Employer’s certificate of incorporation or bylaws, any director and officer insurance agreement or any other indemnification agreement with Employee, and any claims that cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the EEOC and (ii) any rights of Employee under any savings, stock option, stock appreciation right, or equity-based or similar plans in which Employee participated prior to termination of employment, but only to the extent such rights were vested immediately prior to termination of employment and which by their express terms provide benefits which extend beyond termination of employment. Executive is waiving, however, Executive’s right to any monetary recovery or relief should the EEOC or any other agency or commission pursue any claims on Executive’s behalf. In addition, Executive understands that nothing in this Agreement is intended to prohibit, restrict or otherwise discourage any individual from engaging in activity protected under 42 U.S.C. § 5851, 10 C.F.R. § 50.7, or the Sarbanes-Oxley Act of 2002.

6. No Admission of Liability or Unlawful Conduct by Employer. Employer, by virtue of this Agreement, does not admit any liability to any person or any violation of federal, state or local law, regulation, or ordinance. Employer specifically disclaims any wrongdoing whatsoever against, or liability to, the Executive.

7. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas and, where applicable, Federal law.

8. No Waiver for Failure to Enforce. The failure by any party to this Agreement to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Agreement shall not be a waiver of such terms or conditions of this Agreement or of such party’s right thereafter to enforce each and every term and condition of this Agreement.

9. Severability. Should any clause, sentence, provision, paragraph or part of this Agreement for any reason whatsoever be adjudged by any court of competent jurisdiction, or be held by any other competent authority having jurisdiction, to be invalid, unenforceable, or illegal, such judgment or holding shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the clause, sentence, provisions, paragraph, or part of this Agreement directly involved, and the remainder of this Agreement shall remain in full force and effect.

10. No Modifications. No modification of this Agreement shall be effective unless the same be in writing duly executed by all parties hereto.

11. No Assignment. Executive covenants that Executive has made no assignment and will make no assignment of any claims or other rights released and discharged by Executive as a result of this Agreement.

12. Voluntary. Executive acknowledges that Executive understands the terms of this Agreement, that Executive has reviewed it or had ample opportunity to review it with Executive’s respective legal counsel or a representative of Executive’s own choosing, if any. Executive agrees that Executive is fully able and competent to enter into this Agreement and Executive has executed it freely, knowingly, and voluntarily after having carefully read the document, and with a full understanding of its terms and consequences.

Signed this                 day of                                 ,         .

EMPLOYER:	EXECUTIVE:

[PMFG, INC.]

[PEERLESS, MFG. CO.]

By:

Title:	Date:

Date: